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                                                                      EXHIBIT 11

                      ANNUITY AND LIFE RE (HOLDINGS), LTD.

            STATEMENT OF COMPUTATION OF NET INCOME PER COMMON SHARE
                                   UNAUDITED
         (EXPRESSED IN UNITED STATES DOLLARS EXCEPT FOR SHARE AMOUNTS)

                                                    3 MONTHS ENDED             9 MONTHS ENDED
                                                     SEPTEMBER 30,              SEPTEMBER 30,
                                                -----------------------   -------------------------
                                                   1999         1998         1999          1998
                                                ----------   ----------   -----------   -----------
Net Income:...................................  $8,715,060   $6,660,166   $25,943,583   $10,235,177
Net average number of common shareholders
outstanding...................................  25,499,999   25,499,999    25,499,999    23,270,491
Weighted average number of common shares
  outstanding including shares issuable from
  exercise of options and warrants............  27,218,541   26,629,834    27,177,007    24,574,727
Earnings per share............................  $     0.34   $     0.26   $      1.02   $      0.44
Earnings per share assuming dilution..........  $     0.32   $     0.25   $      0.95   $      0.42

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